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                                                           OMB APPROVAL
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        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:     December 31, 2001
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                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person

   Lang                Lanny                        R.
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   (Last)               (First)                 (Middle)

   3536 East Saltsage Drive
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                  (Street)

   Phoenix              Arizona                 85048
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   02/05/01
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   N/A
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4. Issuer Name and Ticker or Trading Symbol

   Dyna-Cam Engine Corporation
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ]   Director                             [X]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

   Secretary
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6. If Amendment, Date of Original (Month/Year)

   N/A
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                     3. Ownership Form:
1. Title of  2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned      Indirect (I)       Beneficial Ownership
   (Instr. 4)   (Instr. 4)              (Instr. 5)         (Instr.5)
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Common Stock                                               By Chasseur
$.001 par value     4,000,000                I             Holdings, Inc. (1)
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Common Stock                                               By Aztore
$.001 par value     1,644,886                I             Holdings, Inc. (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                   3. Title and Amount of
                                      Securities Underlying              5. Owner-
                                      Derivative Security                   ship
             2. Date Exercisable     (Instr. 4)                             Form of
                and Expiration Date ------------------------ 4. Conver-     Derivative
                (Month/Day/Year)                     Amount     sion or     Security:   6. Nature of
1. Title of   ---------------------                  or         Exercise    Direct         Indirect
 Derivative   Date          Expira-                  Number     Price of    (D) or         Beneficial
  Security    Exer-         tion                     of         Derivative  Indirect(I)    Ownership
 (Instr. 4)   cisable       Date       Title         Shares     Security    (Instr.5)      (Instr. 5)
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                                                                                        By Aztore
Series A                             Common Stock,                                      Holdings,
Preferred       N/A          N/A     $.001 par value  82,800     $0.3333       I        Inc. (1)
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Explanation of Responses:

(1) Mr. Lang may be deemed to have voting control over shares held by Aztore Holdings, Inc. and Chasseur Holdings, Inc. due to his position with these entities. Mr. Lang disclaims ownership of the shares other than as held through direct and indirect ownership of Aztore Holdings, Inc.


                              /s/ Lanny R. Lang                       02/05/01
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                              **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).